Savient Pharmaceuticals Provides Update on Corporate Strategy and Reports First Quarter 2010 Financial Results

Conference Call Scheduled for May 6, 2010 at 10:00 a.m. EDT

EAST BRUNSWICK, N.J., May 5, 2010 - Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that its board of directors, with input from its financial advisors, has determined that a sale of Savient post-approval of KRYSTEXXA™ by the U.S. Food and Drug Administration (FDA) (assuming KRYSTEXXA is approved) would be the best way to realize the full commercial potential of KRYSTEXXA on a global basis and would be the optimal outcome for the Company's shareholders and other stakeholders.

Savient's board of directors made this determination after a careful evaluation of potential strategic alternatives for the Company. The Company does not plan to make any further announcements or engage in any discussions with analysts or stockholders regarding this effort unless and until a definitive agreement providing for the sale of Savient is executed.

Savient also today reported financial results for the three months ended March 31, 2010. For the first quarter of 2010, the Company had a net loss of $8.3 million, or $0.13 per basic and diluted share, on total revenues of $1.1 million compared with a net loss of $21.9 million, or $0.41 per basic and diluted share on total revenues of $1.1 million for the same period in 2009. The Company ended the quarter with $95.0 million in cash and short-term investments, a decrease of $13.2 million since December 31, 2009.

Operational Highlights:

  Resubmitted the Biologics License Application (BLA) for KRYSTEXXA, a treatment for chronic gout in patients refractory to conventional therapy, to the FDA.

  The FDA agreed to file for review the resubmission of the BLA for KRYSTEXXA, deemed the resubmission a Class 2 response, and established September 14, 2010 as the Prescription Drug User Fee Act (PDUFA) action date.

Financial Results of Operations for the Three Months Ended March 31, 2010

Total revenues of $1.1 million for the three months ended March 31, 2010 were unchanged as compared to the three months ended March 31, 2009. Net sales of our branded product Oxandrin® were higher by $0.3 million for the three month period ended March 31, 2010 versus the same period in 2009. Offsetting the higher Oxandrin net sales were $0.3 million in lower net sales of our authorized generic oxandrolone product for the three month period ended March 31, 2010 versus the same period in 2009.

Research and development expenses decreased by $6.5 million, or 50%, to $6.3 million for the three months ended March 31, 2010, from $12.8 million for the three months ended March 31, 2009. The lower expenses were primarily due to a $2.2 million decrease in manufacturing development related expenses associated with the production of commercial batches of pegloticase active pharmaceutical ingredient (API) by our third party manufacturer and technology transfer costs from our proposed secondary source supplier of pegloticase API. Additionally, compensation expense was lower by $1.4 million as a result of decreased headcount and severance costs recorded in the prior year, coupled with a decrease of $1.3 million in consulting service costs resulting from our preparation for the June 2009 FDA Advisory Committee meeting for KRYSTEXXA in the prior year.

Selling, general and administrative expenses decreased $4.6 million, or 48%, to $4.9 million for the three months ended March 31, 2010, from $9.5 million for the three months ended March 31, 2009. The decrease was primarily due to $1.6 million in lower compensation related expenses resulting from decreased headcount. Additionally, the lower costs were due to $1.4 million in decreased marketing expenses in preparation for the commercial launch of KRYSTEXXA in the prior year and lower outside legal expenses of $0.5 million.

Other income, net increased $2.2 million in the three months ended March 31, 2010 versus the three months ended March 31, 2009. This increase resulted primarily from the mark-to-market valuation adjustment to our warrant liability in the current year to record a non-cash gain due to the depreciation in fair market value of our warrant liability. The depreciation in fair market value resulted primarily from a reduction in the remaining term of the warrants.

Use of Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we use the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC): non-GAAP net loss and non-GAAP loss per basic and diluted share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of valuation adjustments associated with our outstanding warrants to purchase shares of our common stock, these non-GAAP measures should not be relied upon independently.

Partially offsetting our net loss for the quarter ended March 31, 2010 is a non-cash gain of $2.1 million due to a valuation adjustment relating to warrants that we issued in connection with our April 2009 registered direct offering. On a non-GAAP basis, excluding the $2.1 million valuation adjustment, our net loss for the first quarter of 2010 was $10.4 million, or $0.16 per basic and diluted share, compared with a GAAP net loss for the first quarter of 2009 of $21.9 million, or $0.41 per basic and diluted share.

Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and our competitors' operating results. We believe that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Below is a reconciliation of the non-GAAP net loss and loss per basic and diluted share amounts presented in this press release to the GAAP net loss and loss per basic and diluted share amounts presented in this press release (amounts in millions except per share data):

	Quarter Ended March 31,
	2010	2009
GAAP net loss	$(8.3)	$(21.9)
Impact of change in warrant valuation	2.1	$-

Non-GAAP net loss	$(10.4)	$(21.9)

	Quarter Ended March 31,
	2010	2009
GAAP loss per basic and diluted share	$(0.13)	$(0.41)
Impact of change in warrant valuation	0.03	$-

Non-GAAP loss per basic and diluted share	$(0.16)	$(0.41)

Conference Call

Savient's management team will host a live conference call and webcast on Thursday, May 6, 2010 at 10:00 a.m. Eastern Time to review the first quarter 2010 financial results. To participate by telephone, please dial 888-357-3694 (Domestic) or 973-890-8276 (International). The conference identification number is 72128037. The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. Please log on to Savient's website 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A telephone replay will be available from 1:00 p.m. Eastern Time on May 6, 2010 through 11:59 p.m. Eastern Time on May 20, 2010 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering conference ID number 72128037.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing KRYSTEXXA™ (pegloticase) for the treatment of chronic gout in patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

Forward-Looking Language

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding whether we will be able to sell Savient, whether our BLA resubmission, combined with the submissions made and planned by our third party contract manufacturer, fully addresses the deficiencies and observations raised and provides the additional materials requested in the complete response letter that we received from the FDA on July 31, 2009, which were further clarified in our meeting with the FDA on September 14, 2009, the timing of FDA action with respect to the resubmission and potential FDA marketing approval for KRYSTEXXA™ are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, our Phase 3 clinical data, our current understanding of the complete response letter and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, whether we are able to find a buyer for Savient, whether we are able to reach agreement on a definitive acquisition agreement with such a buyer, whether the conditions to closing in any such definitive agreement are satisfied, the possibility that the FDA may raise further issues regarding the BLA for KRYSTEXXA or require that we conduct additional clinical trials; reliance on third parties to manufacture, market and distribute many of our products; our ability to commercialize and market acceptance of KRYSTEXXA; difficulties in obtaining financing; potential development of alternative or more effective products by competitors; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

(Tables to Follow)

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share data)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$79,226	$108,172
Short-term investments	15,730	3
Accounts receivable, net	1,058	352
Inventories, net	719	585
Recoverable income taxes	-	2,006
Prepaid expenses and other current assets	1,190	1,402
Total current assets	97,923	112,520
Deferred income taxes, net	4,200	4,200
Property and equipment, net	900	993
Other assets (including investments and restricted cash)	1,686	1,295
Total assets	$104,709	$119,008
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,341	$7,915
Deferred revenues	523	73
Warrant liability	22,112	24,239
Other current liabilities	12,056	12,473
Total current liabilities	36,032	44,700
Other liabilities	10,169	10,109
Commitments and contingencies
Stockholders' Equity:
Preferred stock - $.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock - $.01 par value 150,000,000 shares authorized; 67,101,000 issued and outstanding at March 31, 2010 and 66,933,000 shares issued and outstanding at December 31, 2009	671	669
Additional paid in capital	308,598	305,994
Accumulated deficit	(250,763)	(242,467)
Accumulated other comprehensive income	2	3
Total stockholders' equity	58,508	64,199
Total liabilities and stockholders' equity	$104,709	$119,008

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues:
Product sales, net	$1,093	$1,085
Other revenues	-	3
	1,093	1,088
Cost and expenses:
Cost of goods sold	196	491
Research and development	6,330	12,763
Selling, general and administrative	4,946	9,468
	11,472	22,722

Operating loss	(10,379)	(21,634)
Investment income (expense), net	18	(202)
Other income (expense), net	2,065	(113)

Loss before income taxes	(8,296)	(21,949)
Income taxes	-	-

Net loss	$(8,296)	$(21,949)

Loss per common share:
Basic and diluted	$(0.13)	$(0.41)

Weighted average number of common and common equivalent shares:
Basic and diluted	66,359	53,983

CONTACT: Mary Coleman, Savient Pharmaceuticals, Inc., +1-732-418-9300, information@savient.com